Exhibit 16.1

Series Name	Underlying Asset	Reg A/ Reg D	Share Price	Shares Sold In Prior 12 Months	Total Consideration
Series Kindle 21	A Day to Remember	REG A	71	5,487	389,577
Series Adaay in Asia	Adaay in Asia	REG A	82	1,124	92,168
Series Alliford Bay 21	Alliford Bay 21	REG A	93	1,777	165,261
Series Bajan Bashert	Bajan Bashert	REG D	10,000	16	160,000
Series Celestial Moon	Celesial Moon	REG D	11,500	20	230,000
Series Classic Colt Package	Multiple	REG D	14,238	40	569,520
Series One Last Night 21	One Last Night 21	REG A	113	2,955	333,915
Series Song of the Lark 21	Fireball Birdie	REG A	137	2,543	348,391
Series High Speed Goldie	Flamekeeper	REG D	10,000	3	30,000
Series Patsy's Kim 21	Lady Blitz	REG A	133	3,187	423,871
Series Sarrocchi 21	Legitify	REG A	128	4,995	639,360
Series Lovesick 21	Lovesick 21	REG A	39	8,091	315,549
Series You Make Luvin Fun 19	Magical Ways	REG A	75	633	47,475
Series Crown It '21	Normandy Queen	REG D	14,500	15	217,500
Series Elarose 21	Secret Crush	REG A	64	9,993	639,552
Series Knarsdale 21	Seismic Beauty	REG A	112	3,198	358,176
Series Smart Shopping 21	Seize the Grey	REG A	127	1,069	135,763
Series Enchante 21	Simply Enchanting	REG A	99	5,922	586,278
Series Sweet as Sin	Sweet as Sin	REG D	1,033	112	115,696
Series Tamboz 21	Tamboz 21	REG A	103	3,196	329,188
Series The Royal Duet	Multiple	REG A	202	5,050	1,020,100
Series More than Magic	Time is Magic	REG D	15,000	10	150,000
Series Our Jenny B 21	Vino Grigio	REG D	6,000	20	120,000
Total				59,456	7,417,340